Exhibit 10.41

SEVERANCE AGREEMENT AND RELEASE

This Severance Agreement and Release (“Agreement”) is entered into this 1st day of April, 2013 between EnerSys and Raymond R. Kubis (“Kubis”). Intending to be legally bound, Kubis and EnerSys agree to the following:

1. Termination Date. The effective date of Kubis’s termination as an employee of EnerSys and all of EnerSys’ affiliated and subsidiary companies is March 31, 2013 (the “Termination Date”). Kubis also has been terminated as an officer and director of EnerSys and all of EnerSys’ affiliated and subsidiary companies effective January 7, 2013.

2. Severance Payments. If Kubis signs and returns this Agreement within 21 days after it is first tendered to Kubis, Kubis will receive the following payments:

(a) The amount due to Kubis under the terms of the EnerSys Management Incentive Plan for the fiscal year ending March 31, 2013, less $ 65,281.70 to reimburse EnerSys for Swiss tax payments made on behalf of Kubis in connection with stock options previously exercised by Kubis (“the Swiss Tax Amount”). This payment will be made in a single lump sum in U.S. dollars and will be paid at the time payments under the Management Incentive Plan for the fiscal year ending March 31, 2013 are paid to other EnerSys executives. The payment under this section, though earned in Swiss Francs, will be paid in US dollars at an exchange rate or 1.06 US dollars per Swiss Franc and will be paid into such account as Kubis directs in writing.

(b) A lump sum in the amount of $196,191.00. This payment will be made in a single lump sum in U.S. dollars and will be paid on or before May 15, 2013.

(c) The payments under this Section 2 will be made as part of EnerSys’ normal U.S. payroll and will be subject only to deductions for Swiss income taxes and US Medicare taxes.

3. Expense Reimbursement. Kubis acknowledges and agrees that EnerSys has reimbursed him for all documented reasonable costs of relocating him and his family and their reasonable personal effects from Zurich, Switzerland to a single location in the United States. EnerSys also will reimburse Kubis for reasonable business expenses he has incurred prior to the Termination Date in the course of performing business for EnerSys, in accordance with EnerSys’ normal expense reimbursement policies and practices. EnerSys will pay KPMG to prepare all required tax returns for Kubis and his wife for 2012.

4. Equity Awards. The termination of Kubis’s employment will be considered to be without “Cause” for the purpose of determining Kubis’s rights to exercise and vest in equity awards under the EnerSys 2006 Equity Incentive Plan, the EnerSys 2010 Equity Incentive Plan, and the agreements entered into between Kubis and EnerSys pursuant to those plans.

5. Release. In consideration of (i) the benefits outlined above and (ii) the compensation to be received by Kubis and NKF Investments LLC (“NKF”) pursuant to a Consulting Agreement between NKF and EnerSys entered into contemporaneously with this Agreement (“the Consulting Agreement”), which Kubis acknowledges he would not otherwise be entitled to receive, Kubis hereby fully, forever, irrevocably and unconditionally releases, remises and discharges EnerSys, its affiliated corporations and subsidiaries and its and their officers, directors, stockholders, agents, insurers, and benefit plans (the “Released Parties”) from any and all claims, complaints, demands, actions, causes of action, lawsuits, debts, costs, covenants, agreements, promises, damages, obligations, liabilities and expenses (including attorneys’ fees and costs) (collectively, “Claims”) of every kind which Kubis ever had or now has against any of the Released Parties which are based on any act, event or omission occurring on or before the date Kubis executes this Agreement, including, but not limited to, all Claims under the Employment Agreement between Kubis and EH Europe GmbH, effective as of July 1, 2007 (“the Employment Agreement”); any EnerSys Management Incentive Plan or Equity Incentive Plan; Title VII of the Civil Rights Act of 1964, as amended; the Age Discrimination in Employment Act of 1967, as amended (“ADEA”); the Americans With Disabilities Act of 1990, as amended; the Genetic Information Non-Discrimination Act of 2008; the Retirement Income Security Act of 1974, as amended; the Pennsylvania Human Relations Act, as amended; the Pennsylvania Wage Payment and Collection Law, as amended; all claims arising under any federal, state or local statute or ordinance of the United States or any other country, including, but not limited to, Switzerland; and all common law claims, including, but not limited to, actions in tort and breach of contract. Kubis understands and acknowledges that this release releases and waives all Claims against all the Released Parties to the extent permitted by law except (i) any claim for breach of the provisions of this Agreement or the Consulting Agreement, and (ii) rights to vested benefits under the terms of any EnerSys stock incentive and other employee benefit plans.

6. Complaints. Kubis acknowledges that he has not filed any charge or complaint based on any Claims released by this Agreement against any Released Party with any local, federal or state administrative agency or court and agrees not to do so in the future, except as specifically permitted by law. Furthermore, if any charge or complaint is filed by Kubis or on Kubis’s behalf against any one or all of the Released Parties, Kubis will disclaim entitlement to any relief and will not accept any relief obtained with respect to such claims. If Kubis files any charge or complaint found to be released by this Agreement, Kubis shall pay EnerSys or any of the other applicable Released Parties’ attorneys’ fees and costs in defending against such Claims.

7. Return of EnerSys Property. Kubis certifies that he has not and agrees he will not take, remove, or retain any property belonging to EnerSys, including electronic files and hard copies of documents. Kubis further certifies that he has returned all EnerSysowned property in his possession or control to EnerSys, including, but not limited to, keys, files, records, computer hardware, computer software, wireless handheld devices, cellular phones, pagers, EnerSys identification cards, and vehicles, and materials of any kind which contain any proprietary or confidential information about EnerSys or its customers. Kubis further agrees to leave intact all electronic documents maintained on any of EnerSys’ electronic systems.

8. Confidentiality. Kubis agrees that he will not at any time, except with the prior written consent of EnerSys, directly or indirectly, reveal to any person, entity or other organization or use for his own benefit any information deemed to be confidential by EnerSys or any of its affiliated companies relating to the assets, liabilities, employees, goodwill, business or affairs of EnerSys or any of its affiliated companies, including, without limitation, any information concerning past, present or prospective customers, manufacturing processes, marketing, operating, or financial data, or other confidential information used by, or useful to, EnerSys or any of its affiliated companies and known to Kubis by reason of Kubis’s employment with EH Europe GmbH or other association with EnerSys or any of its affiliated companies.

Upon the request and at the expense of EnerSys, Kubis will promptly make all disclosures, execute all instruments and papers, and perform all acts reasonably necessary to vest and confirm in EnerSys and its affiliated companies, fully and completely, all rights created or contemplated by this section. Kubis is not prohibited from using or disclosing information that is or becomes generally available to the public other than as a result of a disclosure by, or at the direction of, Kubis. Kubis further agrees that he will not retain or use for his benefit at any time any tradenames, trademark, or other proprietary business designation used or owned in connection with the business of EnerSys or its subsidiaries or affiliated companies.

9. Wrongful Solicitation. Kubis agrees that for 24 months after the Termination Date, he will not, for the purpose of conducting or engaging in a Competing Business (as defined below), (i) call upon, solicit, advise or otherwise do or attempt to do, business with any person or company who is, or was, during the most recent 12 month period, a customer of EnerSys or any of its affiliated companies , (ii) take away or interfere or attempt to take away or interfere with any custom, trade, business, patronage, or affairs of EnerSys or any of its affiliated companies, (iii) hire or attempt to hire any person who is, or was during the most recent 12month period an employee, officer, representative or agent of EnerSys or any of its affiliated companies, or (iv) solicit, induce, or attempt to solicit or induce any person who is an employee, officer, representative or agent of EnerSys or any of its affiliated companies to leave the employ of EnerSys or any of its affiliated companies, or violate the terms of their contract, or any other employment agreement, with it.

10. NonCompetition. In consideration for the salary continuation, bonus payments, and welfare benefits provided in this Agreement, which Kubis acknowledges he might not otherwise be eligible to receive, Kubis agrees that, for 24 months following the Termination Date, he will not, without the prior written consent of EnerSys, directly or indirectly, and whether as principal or investor or as an employee, officer, director, manager, partner, consultant, agent, or otherwise, alone or in association with any other person, firm, corporation, or other business organization, become involved in a Competing Business in the Americas, Europe or Asia, or in any geographic area in which EnerSys or any of its subsidiaries has engaged during the 12 months immediately preceding the Termination Date in any of the activities that comprise a Competing Business, or in which Kubis has knowledge of EnerSys’

plans to engage in any of the activities that comprise a Competing Business (including, without limitation, any area in which any customer of EnerSys or any of its subsidiaries may be located); provided, however, that the provisions of this Section 13 shall apply solely to those activities of a Competing Business, with which Kubis was personally involved or for which Kubis was responsible while employed by EnerSys or its subsidiaries during the twelve-month period preceding the Termination Date. This Section 10 will not be violated, however, by Kubis’s investment of up to $100,000 in the aggregate in one or several publicly-traded companies that engage in a competing business.

“Competing Business” means a business or enterprise (other than EnerSys and its direct or indirect subsidiaries) that is engaged in any or all of the manufacture, importing, development, distribution, marketing, or sale of:

(a) motive power batteries and chargers (including, without limitation, batteries and chargers for industrial forklift trucks and other materials handling equipment);

(b) stationary batteries and chargers (including, without limitation, standby batteries and power supply equipment for wireless and wireline telecommunications applications, such as central telephone exchanges, microwave relay stations, and switchgear and other instrumentation control systems); or

(c) any aerospace or defense product or other product EnerSys or any of its subsidiaries or affiliated companies now makes or is currently (or at a relevant time in the future) researching or developing, such as lithium batteries.

“Competing Business” also includes the design, engineering, installation or service of stationary and DC power systems, and any consulting and/or turnkey services relating thereto. The Company acknowledges that a company which only supplies battery components or raw materials, and does not manufacture, distribute or sell finished batteries is not a Competing Business, however Kubis understands the confidentiality and solicitation clauses still apply as defined herein.

11. Non Disparagement. Kubis agrees that he will not make any false, disparaging or derogatory statements, orally or in writing, concerning any Released Party to any third party, including, without limitation, any media outlet, industry group, financial institution, current or former employee, or customer of EnerSys. EnerSys will instruct all of its executives at the Vice President level and above not to make any false, disparaging or derogatory statements, orally or in writing, concerning Kubis to any person not employed by EnerSys, including, without limitation, any media outlet, industry group, financial institution, or customer of EnerSys.

12. Cooperation. Kubis agrees to (i) cooperate fully with reasonable requests from EnerSys in connection with matters with which Kubis was involved prior to the Termination Date and (ii) sign all letters EnerSys requests in which Kubis resigns as an officer and/or director of EnerSys or any of its affiliated or subsidiary companies.

13. Tax Liability. Kubis acknowledges that he is obligated to pay all taxes due with respect to the payments made to him pursuant to Section 2 of this Agreement, and agrees that he will timely report the payments made to him under Section 2 to all applicable tax authorities and that he will timely pay all taxes due with respect to the payments made to him pursuant to Section 2 of this Agreement.

14. Enforcement of Covenants.

(a) Kubis acknowledges that he has carefully read and considered all the terms and conditions of this Agreement, including the restraints imposed upon him pursuant to Sections 8, 9, 10, 11 and 12. Kubis agrees that these restraints are necessary for the reasonable and proper protection of EnerSys and its successors and assigns and that each and every one of the restraints is reasonable in respect to subject matter, length of time and geographic area. Kubis further acknowledges that, were he to breach any of the covenants contained in Sections 8, 9, 10, 11 and 12, the damage to EnerSys would be irreparable. Kubis therefore agrees that EnerSys, in addition to any other remedies available to it, shall be entitled to preliminary and permanent injunctive relief against any breach by Kubis of any of the covenants herein. EnerSys and Kubis further agree that, in the event that any provision of Sections 8, 9, 10, 11 and 12, shall be determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities, such provision may be deemed to be modified in accordance with any Court order.

(b) In the event the Company claims a breach of this Agreement and before seeking relief as provided above, the Company shall notify Kubis, in writing, of any claimed breach. Such notice shall include a description of the alleged breach and a summary of the information upon which breach is based. To the extent such breach is curable, Kubis shall have five (5) days thereafter to cure such breach.

15. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania.

16. Notice of Rights Under the ADEA. Kubis acknowledges that:

(a) Consideration. Kubis will have 21 days to consider the terms contained in this Agreement. Kubis may sign this Agreement before the expiration of the 21-day consideration period.

(b) Consultation With an Attorney. Kubis has been advised by EnerSys that he may consult with an attorney of his choosing at his own expense prior to signing this Agreement and he has consulted with an attorney prior to signing this Agreement.

(c) Revocation Period. For a period of seven days after signing this Agreement, Kubis may revoke the release of Claims under the ADEA contained in this Agreement by delivering written notice of such revocation to EnerSys General Counsel Joseph G. Lewis within such seven day period. If Kubis revokes his release of ADEA Claims, this entire Agreement will be void and he will not be entitled to receive any of the payments or benefits provided by this Agreement.

(d) Knowing and Voluntary Waiver and Release of Claims. Kubis has waived and released Claims knowingly and voluntarily in exchange for the payments and other benefits contained in this Agreement and the Consulting Agreement, and Kubis acknowledges that he would not otherwise be entitled to those benefits.

17. Entire Agreement and Amendment. This Agreement contains the entire understanding and agreement between Kubis and EnerSys with respect to the termination of his employment, severance benefits, and waiver and release of claims, and supersedes any previous oral and written negotiations, agreements, commitments and writings, except that the

“Noncompetition”, “Wrongful Solicitation” and “Confidentiality/Specific Performance” sections in the EnerSys 2004 Equity Incentive Plan, the EnerSys 2006 Equity Incentive Plan, and the EnerSys 2010 Equity Incentive Plan shall survive the execution of this Agreement. Without limiting the foregoing, Kubis and EnerSys specifically agree that: (i) this Agreement and the Consulting Agreement supersede the Employment Agreement and that neither Kubis or EnerSys have any further obligations under the Employment Agreement, and (ii) Kubis’s entitlement to vested benefits under any employee benefit plan, and specifically Kubis’s right to elect COBRA coverage under the Company’s health insurance plan under the same terms and conditions applicable to other senior employees of the Company, survive the execution of this Agreement. Between June 1, 2013 and June 10, 2013, Kubis will sign and deliver to EnerSys a document acceptable to EnerSys which confirms that EnerSys does not have any further obligations under the Employment Agreement. This Agreement may not be modified in any manner, except by an instrument in writing and signed by both parties. This Agreement is for the benefit of and is binding upon Kubis and his heirs, administrators, representatives, executors, successors, beneficiaries and assigns, and is also for the benefit of the Released Parties and their successors and assigns.

INTENDING TO BE LEGALLY BOUND, Kubis and EnerSys agree to and sign this Agreement on this 1st day of April, 2013.

ENERSYS

/s/ Raymond R. Kubis	By:	/s/ Richard W. Zuidema
Raymond R. Kubis		Richard W. Zuidema

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